                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         GENERAL DYNAMICS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                  NOTICE OF
                                ANNUAL MEETING
                                     AND
                               PROXY STATEMENT
                                     1997

                           [GENERAL DYNAMICS LOGO]

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

                                                                  March 21, 1997

TO OUR SHAREHOLDERS:

     You are cordially invited to the 1997 Annual Meeting of Shareholders to be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042, on Wednesday, May 7, 1997, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of Directors, the approval of the Company's 1997 Incentive Compensation Plan, and the selection of independent auditors for the coming year. In addition, one shareholder proposal may be presented.

     It is important that your shares be represented at the meeting. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying Proxy, and return it promptly in the envelope provided.

     If you plan to attend the meeting, kindly so indicate in the space provided on the Proxy. An admission card will be sent to you.

                                   Sincerely yours,

                                   /s/ JAMES R. MELLOR
                                   ----------------------------------
                                   James R. Mellor
                                   Chairman of the Board of Directors

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1997

    The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia, on Wednesday, May 7, 1997, at 9:00 a.m., for the following purposes:

        1. To elect directors to hold office for one year, until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-Laws of the Company, all as more fully described in the Proxy Statement accompanying this notice.

        2. To consider and act upon the Company's 1997 Incentive Compensation Plan and the setting aside of additional treasury shares of Common Stock in connection with the granting of options pursuant to the Plan.

        3. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 1997.

        4. To consider and act upon the shareholder proposal set forth on pages 23 to 25 of the accompanying Proxy Statement, if it is properly presented at the meeting.

        5. To transact all other business that may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 10, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

    A copy of the Company's 1996 Shareholder Report is being mailed with this Notice and Proxy Statement on or about March 21, 1997, to shareholders of record.

    It is important that your shares be represented and voted at the meeting. You should, therefore, complete, sign, and return your Proxy at your earliest convenience.

                                             By Order of the Board of Directors,


                                             /s/ PAUL A. HESSE
                                             -----------------------------
Falls Church, Virginia, March 21, 1997           Paul A. Hesse, Secretary

                                PROXY STATEMENT

                                                                  March 21, 1996

    The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy in the form of the proxy card (the "Proxy") attached to this Proxy Statement for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 7, 1997 (the "Annual Meeting"). You may revoke the Proxy at any time before the Company votes it at the Annual Meeting, if you so desire, by giving written notice to the Secretary of the Company, by delivering to the Company another duly executed Proxy dated after the date of the Proxy being revoked, or by voting in person at the Annual Meeting.

    At the close of business on March 10, 1997, the record date (the "Record Date") for the Annual Meeting, the Company had outstanding and entitled to vote 63,267,990 shares of its Common Stock, par value $1 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter properly presented for action at the Annual Meeting.

    This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders to be held May 7, 1997, and the Proxy are being forwarded to shareholders on or about March 21, 1997.

                             PRINCIPAL SHAREHOLDERS

    Below is a description of the principal shareholders of the Company and their current holdings.

    A number of persons acting together, including Lester Crown and his son, James S. Crown, Charles H. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities, were the beneficial owners, as of August 25, 1992, of an aggregate of 8,268,362 shares of Common Stock, constituting on the Record Date approximately 13.1 percent of the Common Stock outstanding and entitled to vote. A Schedule 13D, as last amended by a filing on August 25, 1992, relating to the ownership of shares of Common Stock by these persons and entities, has been filed with the Securities and Exchange Commission (the "Commission") by Mr. Gerald Ratner, as attorney and agent, 222 North LaSalle Street, Chicago, Illinois 60601. These persons and entities, including Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, disclaim that they are a group for purposes of
Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the Schedule 13D.

    FMR Corp., a holding company ("FMR"), filed on February 14, 1997, a Schedule 13G with the Commission disclosing that it was the beneficial owner of 6,946,404 shares of the Common Stock, constituting on the Record Date 11 percent of the Common Stock of the Company. According to the Schedule 13G, FMR holds 204,025 shares of Common Stock with "sole power to vote or to direct the vote" and 6,946,404 shares with "sole power to dispose or to direct the disposition of." The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

    On February 13, 1997, Warren E. Buffett ("Buffett"), Berkshire Hathaway Inc. ("Berkshire"), National Indemnity Company ("NIC"), and National Fire and Marine Insurance Company ("NFMIC"), together as a group (the "Buffett Group"), filed a
Schedule 13G with the Commission and disclosed that the Buffett

Group was the beneficial owner of 4,296,471 shares of the Common Stock, constituting on the Record Date 6.8 percent of the Common Stock of the Company. According to the Schedule 13G, Buffett and Berkshire each were the beneficial owners of 4,296,471 shares of Common Stock outstanding entitled to vote, with "shared voting power" and "shared dispositive power." Of the 4,296,471 shares of Common Stock held by the Buffett Group, the Schedule 13G disclosed that NIC held 3,540,871 shares with "shared voting power" and "shared dispositive power," and NFMIC held 755,600 shares with "shared voting power" and "shared dispositive power."

    In addition, on the Record Date, The Northern Trust Company, the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan, held of record 5,768,625 shares of Common Stock for the account of participants in these plans, or 9.1 percent of the shares of Common Stock outstanding and entitled to vote on the Record Date for the Annual Meeting. The Northern Trust Company has expressly disclaimed beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, you will elect a board of eight directors. Each of those directors will hold office until the next Annual Meeting and until his respective successor is elected and qualified, except as otherwise provided in the By-Laws of the Company.

    Your Proxy will be voted for the election of the nominees for director listed below, unless you indicate otherwise on the Proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
--------------------------------------------------------------------------------

FRANK C. CARLUCCI, 66, Director since 1991.
  Chairman since 1993 and Vice Chairman from 1989 to 1993 of The Carlyle Group (merchant bankers). U.S. Secretary of Defense from 1987 to 1989. Director of Ashland Inc., Bell Atlantic Corporation, BDM International, Inc., CB Commercial Real Estate Services Group, Inc., Kaman Corporation, Neurogen Corporation (Chairman), Northern Telecom Limited, Pharmacia & Upjohn, Inc., The Quaker Oats Company, SunResorts Ltd. N.V., Texas Biotechnology Corporation, and Westinghouse Electric Corporation.

NICHOLAS D. CHABRAJA, 54, Director since 1994.
  Vice Chairman of the Company since December 1996 and designated to assume the position of Chairman and Chief Executive Officer on June 1, 1997. Executive Vice President from 1994 to December 1996. Senior Vice President and General Counsel from 1993 to 1994. Partner at the law firm of Jenner & Block from 1975 and Senior Partner from 1986 to December 1996.

JAMES S. CROWN, 43, Director since 1987.
  General Partner since 1985 of Henry Crown and Company (Not Incorporated) (diversified investments). Director of First Chicago Corporation. Mr. James Crown is the son of Mr. Lester Crown and the cousin by marriage of Mr. Goodman.

LESTER CROWN, 71, Director since 1974.
  Chairman since 1983 of Material Service Corporation (aggregates), a subsidiary of the Company. Executive Vice President of the Company from 1976 to 1993. Director of Maytag Corporation and 360 degrees Communications Company. Mr. Lester Crown is the father of Mr. James Crown and the cousin by marriage of Mr. Goodman.

CHARLES H. GOODMAN, 63, Director since 1991.
  Vice President since 1987 of Henry Crown and Company (diversified investments). Vice President since 1973 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems). Mr. Goodman is the cousin by marriage of Mr. Lester Crown and Mr. James Crown.

JAMES R. MELLOR, 66, Director since 1981.
  Chairman and Chief Executive Officer of the Company since 1994. President and Chief Executive Officer of the Company from 1993 to 1994. President and Chief Operating Officer of the Company from 1991 to 1993. Director of Bergen Brunswig Corporation, Computer Sciences Corporation, Kerr Group, Inc., and Pinkerton's, Inc.

GORDON R. SULLIVAN, 59, Director since 1995.
  Corporate Vice President since 1995 of Coleman Research Corporation (total systems engineering and information services). Chief of Staff, U. S. Army, from 1991 to 1995. Director of Army National Bank, Rubbermaid Incorporated, and Shell Oil Company.

CARLISLE A. H. TROST, 66, Director since 1994.
  Chief of Naval Operations, U.S. Navy, from 1986 to 1990. Director of GPU, Inc., Lockheed Martin Corporation, and The Louisiana Land and Exploration Company.

    The following table shows the total number of shares of Common Stock of the Company beneficially owned on December 31, 1996, by (i) each of the executive officers whose names are set forth on the Summary Compensation Table under "Executive Compensation -- Summary Compensation," and (ii) all Directors and executive officers as a group.

                                                                    COMMON STOCK
                                                              BENEFICIALLY OWNED(a)(b)
                                                             ---------------------------
                                                              SHARES           PERCENT
                           NAME                                OWNED          OF CLASS
----------------------------------------------------------------------------------------
DIRECTORS
----------
FRANK C. CARLUCCI..........................................      2,100(c)          (d)
NICHOLAS D. CHABRAJA.......................................    294,629           0.47%
JAMES S. CROWN.............................................  7,869,376          12.44%(e)
LESTER CROWN...............................................  6,717,676          10.62%(f)
CHARLES H. GOODMAN.........................................  6,006,386           9.49%(g)
JAMES R. MELLOR............................................    643,043           1.02%
GORDON R. SULLIVAN.........................................         50             (d)
CARLISLE A. H. TROST.......................................        532             (d)
OFFICERS
---------
JAMES E. TURNER, JR........................................    258,897           0.41%
ROGER E. TETRAULT..........................................    163,883           0.26%
MICHAEL J. MANCUSO.........................................     49,284             (d)
DIRECTORS AND ALL EXECUTIVE OFFICERS AS A GROUP............  9,826,573(h)       15.53%(h)
----------------------------------------------------------------------------------------

(a) Except as noted below, based on information furnished to the Company as to shares of stock beneficially owned by each Director and executive officer on December 31, 1996. Includes shares as of December 31, 1996, in the Savings and Stock Investment Plan of the Company voted by the Directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.

(b)  Includes options exercisable within the next 60 days.

(c) The shares beneficially owned by Mr. Carlucci are held in joint tenancy with his wife with shared investment and voting power.

(d)  Less than .15%.

(e) Of the aggregate 8,264,562 shares of Common Stock held by the Crown and Goodman families as of December 31, 1996, Mr. James Crown is deemed to be the beneficial owner of 7,869,376 shares. Mr. James Crown has sole investment and voting power with respect to 2,396 shares and shared investment and voting power with respect to 7,866,980 shares. Of the 7,869,376 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 7,866,980 shares.

(f) Of the aggregate 8,264,562 shares of Common Stock held by the Crown and Goodman families as of December 31, 1996, Mr. Lester Crown is deemed to be the beneficial owner of 6,717,676 shares. Mr. Lester Crown has sole investment and voting power with respect to 227,654 shares and shared investment and voting power with respect to 6,490,022 shares. Of the 6,717,676 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 6,490,022.

(g) Of the aggregate 8,264,562 shares of Common Stock held by the Crown and Goodman families as of December 31, 1996, Mr. Goodman is deemed to be the beneficial owner of 6,006,386 shares. Mr. Goodman has shared investment and voting power with respect to 1,899,128 shares. Of the 6,006,386 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to all of the shares.

(h) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of these totals in order to eliminate duplications.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

1996 BOARD MEETINGS

    During 1996, the Board of Directors of the Company held a total of seven meetings. Each incumbent Director attended at least 86 percent of the meetings of the Board and 100 percent of the meetings of the Committees of the Board on which he served during the period of service. As a group, incumbent Directors attended 98 percent of all Board and Committee meetings held in 1996.

BOARD COMMITTEES

    During 1996, members of the committees of the Board of Directors were not employees of the Company, with the exceptions of Mr. Mellor, who served as a member of the Executive and Nominating Committee, and Mr. Chabraja, who served as a member of the Executive and Nominating Committee and the Benefit Plans and Investment Committee.

    The Audit and Corporate Responsibility Committee consists of Mr. Carlucci, Chairman, Mr. James Crown, Mr. Goodman, Mr. Sullivan, and Mr. Trost, none of whom is an officer or employee of the Company. The Committee considers and advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the annual financial statements, the opinion of the independent auditors, the Company's internal audit program, and miscellaneous auditing matters. The Committee recommends the selection of the independent auditors and monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the Committee also monitors the policies, practices, and programs of the Company in its relations with the government, commercial customers, suppliers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 1996.

    The Benefit Plans and Investment Committee consists of Mr. Goodman, Chairman, Mr. Chabraja, Mr. Lester Crown, Mr. Sullivan, and Mr. Trost. The Committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 1996.

    The Compensation Committee consists of Mr. Trost, Chairman, Mr. Carlucci, Mr. James Crown, and Mr. Goodman, none of whom is eligible to participate in the Company's incentive compensation plans. The Committee establishes overall incentive compensation programs and policies for the Company. The Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held two meetings in 1996. Beginning in 1997, a Subcommittee of the Compensation Committee, comprising Messrs. Carlucci and Trost, will approve compensation paid to the most highly compensated executives which is subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986. See "Compensation Committee Report on Executive Compensation" below.

    The Executive and Nominating Committee consists of Mr. Lester Crown, Chairman, Mr. Carlucci, Mr. Chabraja, Mr. James Crown, and Mr. Mellor. The Committee acts on behalf of the Board between meetings of the Board, reviews candidates proposed for membership on the Board of Directors, and recommends the Director nominees proposed for election at the Annual Meeting of Shareholders or to fill vacancies between Annual Meetings of Shareholders. The Executive and Nominating Committee will consider qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, please write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. The Executive and Nominating Committee held three meetings in 1996.

DIRECTOR COMPENSATION

    The Company pays an annual retainer to its outside Directors of $35,000 per year. The Company also pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a Committee of the Board. In addition, Chairmen of Committees of the Board who are outside Directors are paid an additional annual retainer of $10,000. The Company does not pay Directors who are employees of the Company to attend Board and Committee meetings. The Company reimburses Directors for their travel expenses and for certain expenses they incur when providing special advisory services to the Company. In 1996, the outside Directors were paid an aggregate of $391,000 in retainers and fees, and the Company paid an additional $9,600 for their travel and accident insurance coverage.

    The Company's Retirement Plan for Directors provides that a Director is eligible for benefits if he has not been an employee of the Company and has served as a director for at least five years, or if he has served less than five years, he has retired at an age that is established by the Board of Directors as a mandatory retirement age for Directors. However, any Director who has been both an outside Director and an employee for different periods of time prior to April 1, 1993, is also eligible to receive benefits. The Retirement Plan for Directors will pay benefits equal to the average of a Director's income, consisting of retainer and fees, for the three highest years. Benefits are paid for the life of the Director or ten years, whichever is longer. If a Director has been an outside Board member for more than ten years, the period of payment is the longer of the life of the Director or the number of years of Board membership as an outside Director. Unpaid portions of benefits may be paid, at the request of a Director, to the spouse or estate of a Director. Payments may be made in a lump sum if an appropriate election is timely received.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation. The Compensation Committee is composed of the individuals listed below, all of whom are nonemployee directors of the Company. To comply with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), a subcommittee of the Compensation Committee (the "Subcommittee") has been created to approve all awards made to the Chief Executive Officer and the next four most highly compensated executives. The Subcommittee is composed of two members of the full Compensation Committee who are outside directors as defined in Section 162(m). The Compensation Committee supervises all compensation matters not covered by the Subcommittee.

    The Compensation Committee has designed the Company's compensation program to reward both individual and collective performance and to create incentives for both short-term and long-term performances. The objective of the program is to provide appropriate incentives, including a substantial equity component, in order to reward senior management for superior performance.

    The compensation program includes three components: (i) a base salary, which is payable in cash, (ii) a bonus, which is payable in cash or stock, or a combination of both, and (iii) a long-term stock-based incentive award. The base salary reflects the prevailing market rates and individual performance. The bonus represents annual performance, both individual and Company-wide, as compared to the achievement of annual goals which are set at the beginning of each fiscal year. The long-term stock-based incentive awards are designed to strengthen the mutual interest of senior management and the Company's shareholders.

    Each executive officer approves performance goals for those managers reporting to him; and senior management as a group establishes Company performance goals that are reviewed and adjusted, if appropriate, by the Compensation Committee. Company performance goals include earnings per share, return on equity, cash flow, net earnings, re-engineering accomplishments, and progress in the development of a long-term operating strategy, which will contribute to increased shareholder value. For 1996, the Company exceeded all of its stated goals.

    In awarding the annual compensation to senior management, the Compensation Committee reviews the base salaries, annual bonuses, and long-term incentives awarded by peer companies to their senior managements. Each year several major compensation surveys, which include many of the companies within the Standard & Poor's Aerospace/Defense Index, are provided to the Compensation Committee by outside consultants. Base salaries at the Company are targeted around the 50th percentile of market in order to place more emphasis on an individual's bonus and thus put more of the total compensation at risk. For executives whose annual performance significantly exceeds the individual goals set for them, their bonuses may exceed the 75th percentile for positions at the same level in comparable companies. Executives whose annual performance meets or exceeds their goals receive bonuses in the 50th to 75th percentile range of the market, as reflected on the compensation surveys. To the extent that executives do not meet their goals, bonuses are usually reduced significantly below the 50th percentile of the market or eliminated altogether.

    In late 1993, the Compensation Committee adopted a long-term incentive program consisting of stock options and Performance Restricted Stock (as defined below) and made grants for the years 1994 and 1995 (the "1993 Grants"). See "Executive Compensation -- Stock Option Awards" and "Restricted Stock Awards" below. Because of the success of this program, in December of 1995 the Compensation Committee determined that further awards of stock options and Performance Restricted Stock should be made for 1996 (the "1995 Grants"). In March of 1997, the Compensation Committee chose to continue the program for 1997 (the "1997 Grants"). The program will continue to focus executives on achieving increased shareholder value for the Company on a long-term basis.

    As a part of the 1997 Grants, stock options were granted and are exercisable at $66.1875 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after March 5, 1998. The balance of these stock options may be exercised on or after March 5, 1999. The Performance Restricted Stock issued as part of the 1997 Grants has a performance feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the Common Stock price from the date of grant to the end of the performance period. The Performance Restricted Stock granted on March 5, 1997, has a performance period which will end on December 31, 1998.

    In reviewing the 1996 performance of James R. Mellor, the Company's Chief Executive Officer, the Subcommittee determined that Mr. Mellor's base salary and bonus, which were established late in 1996 pursuant to an amendment to his employment agreement in connection with extending his employment through May 31, 1997, were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

    Mr. Mellor received, as part of the 1993 Grants, 240,000 stock options, and, as part of the 1995 Grants, 139,000 stock options. He also received 31,287 shares of Performance Restricted Stock, as adjusted for performance, from an original grant of 30,000 shares as part of the 1993 Grants, and another 38,500 shares of Performance Restricted Stock as part of the 1995 Grants. Mr. Mellor did not participate in the 1997 Grants.

    Effective January 1, 1994, publicly held corporations are prohibited, pursuant to Section 162(m), from deducting compensation in excess of $1,000,000 to the Chief Executive Officer and the other four most highly compensated executive officers employed at year end. This limitation does not apply to certain performance-based compensation, which is awarded pursuant to formula and without upward adjustment at the discretion of the Subcommittee. Awards of the Company's stock options and Performance Restricted Stock are designed to qualify as performance-based compensation under Section 162(m).

    The Compensation Committee and one of its compensation consultants have considered the implications of the tax law and of the associated final Internal Revenue Service regulations and have concluded that discretion and the use of judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Compensation Committee believes it is in the best interest of the shareholders to maintain discretionary control over the annual cash portion of executive compensation in the future. The creation of the Subcommittee is intended to allow the long-term awards to be deductible under
Section 162(m), but because of the importance of judgment and discretion, certain portions of salary and bonus will not qualify for deductibility under the law. To further comply with recent revisions to Rule 16b-3 under the Securities and Exchange Act of 1934 ("Rule 16b-3") and Section 162(m), the Compensation Committee has amended the 1988 Incentive Compensation Plan and submitted it herewith to the shareholders for approval as the 1997 Incentive Compensation Plan. As a result of these changes to the Compensation Committee's structure and the Plan, the Compensation Committee believes that the amount of the deduction foregone for 1996 and in the future will be immaterial.

    The Company's compensation program is designed not only to increase shareholder value, but to do so in a cost-effective manner for its U. S. Government customers. Less than 15 percent of the estimated value of executive compensation to the named corporate officers during 1994, 1995, and 1996, as shown in the Summary Compensation Table and the option exercise table below, was charged as cost under the Company's U. S. Government contracts, and, therefore, payable by its U. S. Government customers.

    The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company), for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
                        CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1991

    This report is submitted by the Compensation Committee, which comprises four non-employee directors.

                                                       Mr. Trost, Chairman
                                                       Mr. Carlucci
                                                       Mr. James Crown
                                                       Mr. Goodman

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth a summary of compensation received by the Chief Executive Officer and the next four most highly compensated executive officers of the Company at the end of 1996 for all services rendered to the Company and its subsidiaries for 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                           ------------------------------------------------
                                             ANNUAL COMPENSATION                   AWARDS                   PAYOUTS
                                      ----------------------------------   -----------------------   ----------------------
                                                            OTHER ANNUAL   RESTRICTED  SECURITIES               ALL OTHER
          NAME AND                                          COMPENSATION    STOCK      UNDERLYING     LTIP     COMPENSATION
     PRINCIPAL POSITION     YEAR     SALARY    BONUS(a)         (b)        AWARD(c)   OPTIONS/SARS   PAYOUTS       (d)
---------------------------------------------------------  ----------------------------------------------------------------
JAMES R. MELLOR              1996   $670,000   $1,750,000     $ 196,916  $  197,659           0        $ 0       $103,778(e)
Chairman of the Board and    1995    670,000    1,750,000       220,651   2,326,844     139,000          0         62,129(e)
Chief Executive Officer      1994    670,000    1,600,000       264,970           0           0          0         55,181(e)

NICHOLAS D. CHABRAJA         1996   $525,000   $  800,000     $  70,589  $  133,102           0        $ 0       $  5,607
Vice Chairman                1995    500,000      700,000       106,720   1,118,094      67,500          0          5,551
                             1994    500,000      600,000        76,016     279,188     100,000          0          5,550

JAMES E. TURNER, JR.         1996   $356,000   $  500,000     $ 133,502  $   79,076           0        $ 0       $ 30,156
Executive Vice President,    1995    356,000      500,000         1,652     604,375      36,000          0         29,726
Marine Group                 1994    356,000      475,000             0           0           0          0         30,156

ROGER E. TETRAULT            1996   $300,000   $  300,000     $ 176,482  $   65,867           0        $ 0       $ 23,596
Senior Vice President and    1995    300,000      300,000         8,840     423,063      25,000          0         22,107
President, Land Systems      1994    276,000      275,000        19,532           0           0          0         20,614

MICHAEL J. MANCUSO           1996   $250,000   $  225,000     $   6,315  $   50,159           0        $ 0       $ 18,283
Vice President and Chief     1995    220,000      175,000         5,953     260,533      15,500          0         16,638
Financial Officer            1994    220,000      130,000        35,301     115,050      11,000          0          5,178
---------------------------------------------------------------------------------------------------------------------------

(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships, financial planning services, special travel, accident, and supplementary life insurance, and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include the following: for Mr. Mellor, Perquisites of $147,032, of which $116,256 relates to personal travel; for Mr. Chabraja, Perquisites of $50,608, of which $39,272 relates to personal travel; and for Mr. Turner, Perquisites of $60,170, of which $37,007 relates to club memberships.
(c) The dollar value of awards of Restricted Stock is calculated by multiplying the price of the Company's unrestricted Common Stock on the date of grant by the number of shares of Restricted Stock awarded. As of December 31, 1996, Mr. Mellor held a total of 69,787 shares of Restricted Stock with an aggregate market value of $4,906,898; Mr. Chabraja held a total of 39,414 shares of Restricted Stock with an aggregate market value of $2,771,297; Mr. Turner held a total of 22,515 shares of Restricted Stock with an aggregate market value of $1,583,086; Mr. Tetrault held a total of 17,429 shares of Restricted Stock with an aggregate market value of $1,225,477; and Mr. Mancuso held a total of 10,009 shares of Restricted Stock with an aggregate market value of $703,758. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant.

(d) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance.
(e) Reflects premium payments made by the Company in connection with a split-dollar life insurance policy on Mr. Mellor and his wife. See "Executive Compensation -- Retirement Plans." During 1996, the Company paid a premium of $535,806 and an additional $1,071,612 had already accumulated in that policy as a result of contributions made by the Company in 1994 and 1995. The Company is entitled to a refund of the premiums paid by it to the insurer pursuant to the split-dollar life insurance arrangement before any dollars are paid by the insurer to the owner or beneficiaries of the policy, or, in any event, at the end of fifteen years. The amount of other compensation associated with the split-dollar insurance arrangement in 1996 includes $3,880, representing the cost of the term life insurance component of the policy, and $77,298, representing the cost to the Company associated with the non-term component of the split-dollar policy.

STOCK OPTION AWARDS

    Under the 1997 General Dynamics Corporation Incentive Compensation Plan, as submitted herein for approval (the "Incentive Compensation Plan"), the Company is authorized to award incentive stock options, meeting the applicable requirements of Section 422 of The Internal Revenue Code, as amended (the "Code"), or stock options which do not qualify under Code requirements. The option price of all stock options shall not be less than 100 percent of the fair market value of the Common Stock on the date of the award. Stock options may be exercised for cash or Common Stock, or a combination of both, under procedures established by the Compensation Committee.

    The Compensation Committee is authorized to establish (i) the term of each stock option which, in the case of incentive stock options, shall not be more than ten years, (ii) the terms and conditions upon which and the times when each stock option may be exercised, and (iii) the terms and conditions under which stock options may be exercised after termination of employment. The Compensation Committee cannot award stock appreciation rights.

    On October 25, 1993, the Compensation Committee began a new program under the Incentive Compensation Plan. Stock options granted under this program have terms of five years. Fifty percent of the stock options may be exercised on or after the one year anniversary of their grant, and the remaining fifty percent may be exercised on or after the two year anniversary of their grant.

    Pursuant to this program, the Compensation Committee made awards in October 1993 for 1994 and 1995, and in December 1995 for 1996. No awards were made to the named executives in the calendar year 1996, but awards were made on March 5, 1997, for 1997. Stock option awards were made on March 5, 1997, as follows: Mr. Chabraja-67,500 shares; Mr. Turner-36,000 shares; and Mr. Mancuso-14,500 shares. Mr. Mellor, who will retire in May 1997, and Mr. Tetrault, who left the Company in February 1997, did not receive awards for 1997.

    As noted above and shown in the table below, no awards were made to the named executives in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                               ----------------------------------------------------
                                               PERCENTAGE                                    POTENTIAL
                                                   OF                                   REALIZABLE VALUE AT
                                                  TOTAL                                   ASSUMED ANNUAL
                                NUMBER OF     OPTIONS/SARS                             RATES OF STOCK PRICE
                                SECURITIES     GRANTED TO     EXERCISE                     APPRECIATION
                                UNDERLYING      EMPLOYEES        OR                       FOR OPTION TERM
                               OPTIONS/SARS        IN           BASE     EXPIRATION   -----------------------
            NAME                 GRANTED       FISCAL YEAR     PRICE        DATE          5%          10%
------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                      0             0.0%          --          --           $0           $0
NICHOLAS D. CHABRAJA                 0             0.0           --          --            0            0
JAMES E. TURNER, JR.                 0             0.0           --          --            0            0
ROGER E. TETRAULT                    0             0.0           --          --            0            0
MICHAEL J. MANCUSO                   0             0.0           --          --            0            0
------------------------------------------------------------------------------------------------------------

    The following table sets forth information with respect to option exercises and year-end values during 1996 by the named executive officers.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS/SARS             OPTIONS/SARS
                                                                    AT FISCAL YEAR-END       AT FISCAL YEAR-END
                                       SHARES                     ----------------------    --------------------
                                     ACQUIRED ON      VALUE          EXERCISABLE(e)/          EXERCISABLE(e)/
               NAME                   EXERCISE     REALIZED(a)       UNEXERCISABLE(u)         UNEXERCISABLE(u)
------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                           0            $ 0                309,500(e)             $6,281,313(e)
                                                                           69,500(u)                686,313(u)
NICHOLAS D. CHABRAJA                      0              0                233,750(e)              5,042,651(e)
                                                                           33,750(u)                333,281(u)
JAMES E. TURNER, JR.                      0              0                108,000(e)              2,275,875(e)
                                                                           18,000(u)                177,750(u)
ROGER E. TETRAULT                         0              0                 81,436(e)              1,730,508(e)
                                                                           12,500(u)                123,438(u)
MICHAEL J. MANCUSO                        0              0                 37,750(e)                854,481(e)
                                                                            7,750(u)                 76,531(u)
------------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.

RESTRICTED STOCK AWARDS

    The Company can award shares of Restricted Stock to participants in the Incentive Compensation Plan. Awards of Restricted Stock generally provide for restrictions to lapse over time. Recipients are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant.

    The Performance Restricted Stock has a feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the price of the Common Stock from the date of grant to the end of the performance period. At the end of the performance period, the average price per share of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the date of grant. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of the performance period and the resulting product will be divided by the Average Price. The number of shares of stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse. For awards made on March 5, 1997, the performance period ends on December 31, 1998.

    The Compensation Committee made awards in October 1993 for 1994 and 1995, and in December 1995 for 1996. Other than adjustments for performance to the 1993 Grants, no awards were made to the named executives in the calendar year 1996. Performance Restricted Stock awards were made on March 5, 1997, for 1997, as follows: Mr. Chabraja-18,500; Mr. Turner-10,000; and Mr. Mancuso-4,000. Mr. Mellor and Mr. Tetrault did not receive awards for 1997.

RETIREMENT PLANS

    The Chief Executive Officer and the next four most highly compensated executives participate in a defined benefit pension plan (the "Retirement Plan") maintained by the Company and its subsidiaries for officers and other salaried employees. Membership in the Retirement Plan is automatic for any eligible salaried employee not included in a unit where pensions are the subject of collective bargaining and who has completed one year of continuous service or who has attained age 40.

    The Retirement Plan provides a benefit structure primarily based upon final average pay. At the normal retirement age of 65, a member of the Retirement Plan is entitled to the full normal monthly retirement benefit earned through the date of retirement. The monthly benefit will equal one and one-third percent of final average monthly pay per year of Retirement Plan membership up to a maximum of 40 years of membership. Unreduced retirement benefits are also payable to those who retire at or after age 62 with ten or more years of continuous service. Reduced retirement benefits are payable upon early retirement if a member retires between the ages of 55 and 62 with ten or more years of continuous service. Retirement benefits are fully vested when a member has completed five years of continuous service or attained age 65.

    "Final average pay" means the average of a member's highest consecutive 60 monthly base rates of pay received during the member's last 120 months of salaried employment as a Retirement Plan member. The compensation used in this average also includes 100 percent of the original value of any bonus awards under the Incentive Compensation Plan (excluding the value of any stock options, restricted stock, or any previously granted long-term compensation awards). See the "Summary Compensation Table" under the caption "Executive Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Chief Executive Officer and the next four most highly compensated officers for 1996.

    Retirement benefits are also payable upon early retirement if a member eligible for retirement under the career average pay retirement formula retires between the ages of 55 and 65; a reduction in the benefit will occur if the member does not have sufficient points based on age and years of service. Retirement benefits are fully vested under the career average pay retirement formula when a member has attained five years of continuous service or attained age 55.

    Effective July 1, 1993, salaried retirees age 65 or older who were then receiving retiree medical coverage began to receive a $94 per month pension improvement in lieu of the then-existing post-65 retiree medical coverage. The retiree receives an additional $94 per month pension improvement for an eligible spouse. Current employees who retire at age 65 with at least ten years of continuous service will also receive a $94 per month pension improvement at age
65. If the employee retires with less than ten years of continuous service or with a vested pension before age 55, a prorated pension improvement will be provided at age 65. The retiree will receive an additional amount equal to the amount received by the retiree for an eligible spouse.

    The Retirement Plan does not require or permit employee contributions. The amount of the Company's contribution for any individual member cannot be readily calculated because the contribution is based upon actuarial assumptions for the population as a whole. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts. The amount of benefits which may be paid under the Retirement Plan is limited by the Code. To the extent that any benefits accrued under the formulas in the Retirement Plan for salaried employees exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan").

    The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of plan membership. It has been assumed that each individual will continue as a Retirement Plan member until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table includes aggregate benefits payable under the Retirement Plan and the Supplemental Executive Retirement Plan.

                             PENSION PLAN TABLE (a)

                                                 YEARS OF SERVICE
------------------------------------------------------------------------------------------------------------------
REMUNERATION          5                10               15               20               25               30
------------------------------------------------------------------------------------------------------------------
 $  350,000        $   23,333       $   46,667       $   70,000       $   93,333       $  116,667      $   140,000
    400,000            26,667           53,333           80,000          106,667          133,333          160,000
    500,000            33,333           66,667          100,000          133,333          166,667          200,000
    600,000            40,000           80,000          120,000          160,000          200,000          240,000
    800,000            53,333          106,667          160,000          213,333          266,667          320,000
    900,000            60,000          120,000          180,000          240,000          300,000          360,000
  1,000,000            66,667          133,333          200,000          266,667          333,333          400,000
  1,250,000            83,333          166,667          250,000          333,333          416,667          500,000
  1,500,000           100,000          200,000          300,000          400,000          500,000          600,000
  2,000,000           133,333          266,667          400,000          533,333          666,667          800,000
  2,500,000           166,667          333,333          500,000          666,667          833,333        1,000,000
------------------------------------------------------------------------------------------------------------------

(a) Since Mr. Mellor has relinquished his rights to benefits under the Supplemental Executive Retirement Plan, his pension benefits are estimated to be approximately $85,302 per year pursuant to the tax-qualified Retirement Plan, assuming he continues to be employed until May 31, 1997.

    As of January 1, 1997, the persons named in the "Summary Compensation Table" under the heading "Executive Compensation -- Summary Compensation" were credited with the following years of service under the Retirement and Supplemental Executive Retirement Plans: James R. Mellor, 15 years; Nicholas D. Chabraja, 4 years; James E. Turner, Jr., 8 years; Roger E. Tetrault, 5 years; and Michael J. Mancuso, 3 years.

    Mr. Mellor and the Company have agreed that he would forego certain Supplemental Executive Retirement Plan benefits, and in lieu thereof he entered into a split-dollar life insurance arrangement with the Company dated November 21, 1994 (the "Insurance Agreement"). Under the Insurance Agreement, the Company has agreed to pay to the insurer an annual premium equal to $535,806 for a period of ten years. The Company would then receive a reimbursement of the premiums (a total of $5,358,060) at the end of 15 years. Since the Company will receive a reimbursement of the premiums it pays, the cost to the Company pursuant to this arrangement is equal to the interest that would have been earned on the annual premiums. The present value of the foregone interest is approximately equal to the present value of the amounts which Mr. Mellor would have received at that time under the Supplemental Executive Retirement Plan, the Company's Supplemental Savings and Stock Investment Plan (the "Supplemental SSIP"), and previous employment agreements.

    On November 5, 1996, Mr. Mellor entered into an agreement with the Company extending his employment until May 31, 1997 (the "Extension Agreement"). In consideration for his remaining an employee of the Company until that time, Mr. Mellor will receive, pursuant to the Extension Agreement, an annual supplemental retirement benefit equal to $147,064 upon his retirement. As part of the Extension Agreement, he will also receive, upon his retirement, a cash payment of $100,957, which represents the difference between the amount of benefit under the Supplemental SSIP that he relinquished in 1994 as part of the Insurance Agreement and the estimated value of the Company contributions plus investment earnings that would have accrued on behalf of Mr. Mellor under the provisions of the Supplemental SSIP as of May 31, 1997. These benefits payable under the Extension Agreement are in addition to the benefits payable under the Insurance Agreement.

    Mr. Chabraja entered into an agreement, dated November 12, 1996, that provides for the payment of certain supplementary retirement benefits (the "Chabraja Agreement"). This agreement became effective January 1, 1997, and provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $280,000, if he terminates employment during the first three years of the Chabraja Agreement, increasing by $6,296 for each full month of service during the period between January 1, 2000, and December 31, 2002. Payment of retirement benefits may not commence prior to January 1, 2003. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

    Mr. Turner entered into an agreement with the Company, dated September 1, 1988, providing him with an enhancement to his retirement benefit. However, because Mr. Turner has received increases in his compensation and commensurate increases in his Retirement Plan benefit accruals, he currently will not be entitled to any supplemental benefits pursuant to his employment agreement.

    Mr. Tetrault entered into an agreement with the Company, dated July 3, 1991, which remained in effect until his retirement on February 28, 1997, and provided him with an enhancement to his retirement benefit that was intended to ensure he received a benefit equivalent to the one he would have received had he continued to be covered by his former employer under the Babcock and Wilcox retirement plan. The benefit was based on the formula in that plan, as reduced by benefits actually payable under the Babcock and Wilcox retirement plan and the Retirement Plan. Taking into account his termination of employment on February 28, 1997, the Company has determined that Mr. Tetrault is entitled to a benefit under his employment agreement of $8,164 per month, beginning March 1, 1997, payable until his attainment of age 65. Upon attainment of age 65, Mr. Tetrault will be eligible to receive regular benefits under the Retirement Plan and the Supplemental Executive Retirement Plan.

    The foregoing benefits for Messrs. Mellor, Chabraja, and Tetrault, as well as Supplemental Executive Retirement Plan benefits, are subject to the same level of risk as all other general unsecured obligations of the Company.

                  EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

EMPLOYMENT AGREEMENTS

    In connection with his continued employment with the Company as President and his assumption of the duties of Chief Executive Officer, the Company entered into an agreement with Mr. Mellor, dated March 17, 1993 (the "Mellor Employment Agreement"). Pursuant to the Mellor Employment Agreement, Mr. Mellor's base salary was established at $670,000. In consideration for his waiver of certain employee compensation rights, and in consideration of his remaining as an employee of the Company until at least December 1995, Mr. Mellor received a payment of $3,100,000 upon execution of the Mellor Employment Agreement and was to be paid another $3,100,000 on December 31, 1995. On October 3, 1995, Mr. Mellor entered into an Agreement with the Company extending his employment until at least December 31, 1996, which was subsequently amended on November 5, 1996 (the "Amended Agreement"). In this last amendment to the Amended Agreement, Mr. Mellor agreed to extend his employment until May 31, 1997. In consideration therefor, the Company agreed to (i) continue his base salary at $670,000; (ii) pay him a bonus for 1996 performance which is equivalent to his bonus for 1995 performance; (iii) pay him a bonus of $730,000 for the period from January 1, 1997, through May 31, 1997, which is equal to a pro rata share of his prior year's annual bonus; and (iv) in lieu of Mr. Mellor's receipt of 1997 long-term grants pursuant to the Incentive Compensation Plan, a cash payment of $840,000. (This cash payment is equivalent to the present value of five-twelfths of what he would have received for 1997 pursuant to the Incentive Compensation Plan.) In addition, the $3,100,000, which was to have been paid on December 31, 1996, will be disbursed at the time of his retirement. Mr. Mellor has also agreed to provide the Company with consulting services for a period of one year following his retirement from the Company. In consideration therefore, the Company will pay Mr. Mellor the sum of $580,000. Mr. Mellor will also receive certain supplemental retirement benefits described under "Executive Compensation -- Retirement Plans."

    Pursuant to the Chabraja Agreement discussed above, Mr. Chabraja will serve as Vice Chairman from January 1, 1997, until he becomes Chairman and Chief Executive Officer of the Company on June 1, 1997. In accordance with the Chabraja Agreement, he withdrew from the partnership of Jenner & Block, Chicago, Illinois, effective January 1, 1997. Effective January 1, 1997, Mr. Chabraja will be paid base compensation at the rate of $600,000 per year and, effective June 1, 1997, at the rate of $700,000 per year. In addition, Mr. Chabraja will receive annual incentive compensation awards as determined by the Subcommittee and certain supplemental retirement benefits described under "Executive Compensation -- Retirement Plans."

SEPARATION AGREEMENTS

    The Company has entered into Severance Protection Agreements with 24 of its key executives which become effective upon change of control of the Company. A "change of control" is defined as one of the following events: (i) an acquisition of the Common Stock of the Company by any person who on the date of the agreement owned less than ten percent of the outstanding shares of Common Stock, and who after such acquisition owns 30 percent or more of the outstanding shares of Common Stock; (ii) a merger, consolidation, or reorganization of the Company, approved by the shareholders, in which the Company is not the surviving entity; or (iii) the complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. For purposes of calculating ownership, acquisitions by the Company, the employee benefit plans of the Company, or the Crown family or entities related to them are excepted.

    The Severance Protection Agreements provide that, during a period of two years following the change of control, if the executive's employment is terminated by the Company without cause or by the executive with good reason (as defined in the agreements), or by the executive for any reason during the 30-day period commencing on the first anniversary of the change of control, the Company shall pay the executive, in addition to all accrued obligations, a lump sum severance payment equal to a multiple of the sum of the executive's base salary and bonus, as well as continue other fringe benefits for a corresponding period. Payments under the Severance Protection Agreements may be subject to deductibility restrictions under Section 280G of the Internal Revenue Code and recipients may be subject to an excise tax under Section 4999 of the Internal Revenue Code. If such taxes are due, the Company will pay such taxes and any associated taxes thereon.

    As of the date of this proxy statement, the amount of the Company's liability pursuant to the respective Severance Protection Agreements may be as much as $7,800,000 for Mr. Mellor; $6,900,000 for Mr. Chabraja; $1,800,000 for
Mr. Turner; and $2,200,000 for Mr. Mancuso.

                  TRANSACTIONS INVOLVING DIRECTORS AND OTHERS

    Material Service Corporation, an indirect subsidiary of the Company, paid an indirect subsidiary of CC Industries, Inc. ("CCI") $158,134 pursuant to fleeting service agreements. Mr. Lester Crown, a Director of the Company, is Chairman of the Board of Directors of CCI. Mr. James Crown and Mr. Goodman, Directors of the Company, are Vice Presidents of CCI.

    In 1995, the Company entered into an agreement with Crown Golf Properties L.
P. ("Crown Golf Properties"), pursuant to which Crown Golf Properties provides golf course management services for a golf course owned by one of the Company's subsidiaries. During 1996, the Company paid Crown Golf Properties $150,000 for management services and reimbursed it for certain expenses.

    Mr. James Crown has an equity interest in the general partner of Crown Golf Properties. All of the stock of CCI and a limited partnership interest in Crown Golf Properties is owned by HC Co. Partnership. Mr. James Crown has an approximate 0.1% interest in HC Co. Partnership and is a beneficiary of various trusts, including a trust of which Mr. Lester Crown is trustee, which have an approximate 8.5% interest in HC Co. Partnership.

    As in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties to certain trusts under leases of coal lands as restated in 1964, the beneficiaries of which trusts include certain associates of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman. The portion of the royalties paid in 1996 for the direct or indirect benefit of those associates was $642,826.

    Mr. Chabraja, Vice Chairman of the Company, was during 1996 a Senior Partner of the law firm of Jenner & Block which has, since 1960, provided legal services to the Company. While Mr. Chabraja was a partner of Jenner & Block, he was not permitted to participate in any revenues that Jenner & Block derived from its representation of the Company nor was Jenner & Block permitted to bill the Company for any time that Mr. Chabraja devoted to the Company's affairs. During 1996, Mr. Chabraja devoted substantially all of his business time and attention to the affairs of the Company. In 1996, the Company paid Jenner & Block $17,014,839 for legal fees.

    In the opinion of management, the terms of the above transactions were at least as favorable to the Company as those available from unaffiliated parties.

PROPOSAL TO AMEND AND RESTATE THE 1988 INCENTIVE COMPENSATION PLAN AND SET ASIDE
                 ADDITIONAL SHARES FOR AWARDS OF STOCK OPTIONS

    As part of the Company's overall effort to increase shareholder value, your Board of Directors, subject to shareholder approval, has adopted an amended and restated version of the 1988 Incentive Compensation Plan and has reserved an additional 3,000,000 treasury shares for awards of stock options.

INCENTIVE COMPENSATION PLAN AMENDMENT AND RESTATEMENT

    The 1988 Incentive Compensation Plan has been renamed the "1997 Incentive Compensation Plan" and has been amended, in part, to account for the recent changes to Rule 16b-3 and to permit continued compliance with Section 162(m) with respect to certain forms of compensation available under the Incentive Compensation Plan. Significant changes to the Incentive Compensation Plan include:

    - The creation of a subcommittee of the Compensation Committee to approve all awards to the Chief Executive Officer and next four most highly compensated executives. See Section 3 of the Incentive Compensation Plan.

    - The addition of adjustment limitations needed to comply with Section 162(m). See Section 5.a of the Incentive Compensation Plan.

    - The enhancement of the Compensation Committee's power to adjust and modify awards in reaction to significant corporate events. See Section 12 of the Incentive Compensation Plan.

    - The section describing stock options was amended to delete a requirement that no option could be issued that was exercisable within twelve months of the grant date.

    - The section describing Performance Shares was deleted. Effective December 31, 1987, the Company decided that Performance Shares would no longer be awarded.

    - The description of permissible performance criteria to be used by the Subcommittee for grants of restricted stock as performance compensation under Section 162(m). See the description below as well as Sections 5 and 6 of the Incentive Compensation Plan.

    - The provision of maximum awards of stock options and restricted stock for the Chief Executive Officer and the next four most highly compensated executives as required for compliance with Section 162(m). See Section 5 of the Incentive Compensation Plan.

SECTION 162(m) DISCLOSURES

    Any officer or key employee of the Company and its subsidiaries in an executive, administrative, professional, scientific, engineering, technical, or advisory capacity is eligible for an award under the Plan. Incentive Compensation Plan awards to the Chief Executive Officer and the next four most highly compensated officers are subject to the following Incentive Compensation Plan provisions:

    1. Awards of stock options are limited to 250,000 shares awarded to any one individual for any calendar year and shall be issued at fair market value (as defined in the Incentive Compensation Plan).

    2. Awards of restricted stock are limited to 50,000 shares awarded to any one individual for any calendar year. However, restricted stock granted under the Restricted Stock Performance Formula, defined in the Incentive Compensation Plan and described below, is limited to an initial grant of 50,000 shares, but will be adjusted upwards or downwards in accordance with that formula.

    3. The Subcommittee, in its sole discretion, shall establish restricted stock performance goals based on attainment of, over a specified period of individual performance, specified targets or other parameters relating to one or more of the following business criteria: market price of Common Stock, earnings per share, net profits, total shareholder return, return of shareholders' equity, cash flow, and cumulative return on net assets employed. In addition, awards of restricted stock may be based on the Restricted Stock Performance Formula, described as follows:

       The Subcommittee shall make an initial grant of shares of restricted stock (the "Initial Grant"). At the end of a specified performance period (determined by the Subcommittee), the number of shares in the Initial Grant shall be increased or decreased based on the increase or decrease in the value of the Common Stock over the performance period.

    The increase or decrease described in the preceding paragraph is determined as follows:

       At the end of each performance period, the fair market value (as defined in Section 7 of the Incentive Compensation Plan) of the Common Stock is compared to the fair market value per share on the grant date. This difference is multiplied by the number of shares of restricted stock to be earned at the end of each performance period and the resulting product is divided by the fair market value at the end of the performance period. The number of shares of Common Stock so determined is added to (in the case of a higher fair market value) or subtracted from (in the case of a lower fair market value) the number of shares of restricted stock to be earned at that time. Once the number of shares of restricted stock has been adjusted, restrictions will continue to be imposed for a period of time.

SUMMARY OF 1997 INCENTIVE COMPENSATION PLAN

    The 1997 Incentive Compensation Plan is administered by the Compensation Committee, except that the Subcommittee administers the Incentive Compensation Plan as it relates to the Company's Chief Executive Officer and the four next most highly compensated executives. The Compensation Committee or the Subcommittee, as the case may be, determines the type and amount of award given to each eligible participant. All salaried employees of the Company and its subsidiaries (approximately 8,000) are eligible for participation; however, participation is usually limited to one to two percent of all Company employees (approximately 320 employees).

    Awards may be granted in cash, Common Stock, options to purchase Common Stock, restricted shares of Common Stock, or any combination of these. Terms and conditions thereof are at the discretion of the Compensation Committee (or Subcommittee). Stock options may be granted as either incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code, or as nonqualified stock options. All options are issued at 100 percent of the fair market value of the Common Stock. As described under the caption "Section 162(m) Disclosures," the stock options and restricted stock awards to the Chief Executive Officer and the four next most highly compensated executives are subject to limitations designed to permit those awards to be exempt from the
Section 162(m) deduction limitation. The Compensation Committee (or Subcommittee) may equitably adjust awards previously granted to account for special distributions and for extraordinary corporate events that impact the Company or the Company's share price or share status. The Board of Directors of the Company may amend the Incentive Compensation Plan, except that certain actions may be taken only if approved by the Company shareholders.

    The proposed changes to the Incentive Compensation Plan (described above) are designed to permit the Company to comply with Rule 16b-3 and Section 162(m) and do not add any new benefits to the plan and do not change eligibility requirements for participation in the Incentive Compensation Plan.

    On March 5, 1997, the Compensation Committee and the Subcommittee made certain awards under the Incentive Compensation Plan. Please note that the bonus and long-term compensation awards granted to the Chief Executive Officer and the four next most highly compensated executives under the proposed 1997 Incentive Compensation Plan that are described below are also described under the caption "Executive Compensation -- Summary Compensation Table" and the related footnotes. The March 5, 1997, awards are reflected below:

            1997 AWARDS UNDER THE INCENTIVE COMPENSATION PLAN (a)(b)

                                                                            PERFORMANCE
                                                                         RESTRICTED STOCK
                                                                      -----------------------
                                                            STOCK     NUMBER OF      AWARD
                   NAME                        BONUS       OPTIONS     SHARES        VALUE
---------------------------------------------------------------------------------------------
JAMES R. MELLOR                              $1,750,000          0           0     $        0
NICHOLAS D. CHABRAJA                            800,000     67,500      18,500      1,224,469
JAMES E. TURNER, JR.                            500,000     36,000      10,000        661,875
ROGER E. TETRAULT                               300,000          0           0              0
MICHAEL J. MANCUSO                              225,000     14,500       4,000        264,750
ALL EXECUTIVE OFFICERS                        5,002,000    196,100      54,300      3,593,981
EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS      7,549,500    392,395     108,655      7,191,603
---------------------------------------------------------------------------------------------

(a) The bonus, option award, and Performance Restricted Stock information also appears under the caption "Executive Compensation."

(b) Directors who are not executive officers do not participate in the Incentive Compensation Plan.

    The text of the 1997 Incentive Compensation Plan is contained in Exhibit A. Please read it in its entirety.

RESERVATION OF ADDITIONAL TREASURY SHARES FOR AWARDS OF STOCK OPTIONS

    Your Board of Directors is also seeking shareholder approval to set aside an additional 3,000,000 treasury shares for the granting of stock options under the Incentive Compensation Plan. There are presently 1,327,483 shares available. In 1991, shareholders approved reserving an additional 5,000,000 treasury shares for granting of options. Since then, options covering 8,968,752 shares have been granted and options for 1,112,191 shares have lapsed. Under the Incentive Compensation Plan, the exercise price of a stock option cannot be less than the fair market value of the Common Stock on the date of the award. As of March 5, 1997, the fair market value of the Company's Common Stock on the New York Stock Exchange was $66.1875 per share.

    Information pertaining to stock option awards is contained under "Executive Compensation -- Stock Option Awards."

    The proposed amendment and restatement of the Incentive Compensation Plan and the approval of reserving additional treasury shares for awards of stock options will be voted upon as a single proposal. If the proposal is not approved, the Incentive Compensation Plan will continue in effect in its present form (which will not be qualified for Section 162(m) purposes) and no additional shares will be set aside for granting of options. Furthermore, awards made under the Incentive Compensation Plan to the Chief Executive Officer and the next four most highly compensated executive officers of the Company will not be deductible unless the 1997 Incentive Compensation Plan is approved by shareholders.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

    Incentive compensation awards in cash and Common Stock will be taxable as additional compensation to the recipient at the time of payment. Awards of restricted stock do not constitute taxable income until such time as restrictions lapse with regard to any installment, unless the employee elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock awarded at the time of the award, determined without regard to the restrictions. The Company will be entitled to a deduction when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction will be equal to the total amount of the cash and/or fair market value of the shares of Common Stock received. Any interest and/or dividend equivalents earned on awards will also be taxable as compensation to the participant and deductible by the Company at the time of payment.

    An employee who is awarded an incentive stock option (intended to be qualified under Section 422 of the Internal Revenue Code) does not recognize taxable income at the time of award or at the time of exercise of the option, but the excess of the fair market value of the shares acquired over the option price will be an item of tax preference for purposes of the alternative minimum tax. If the employee makes no disposition of the shares acquired within a one-year period after the shares are transferred to him (and within two years after the option was granted), any gain or loss realized on the sale of the shares will be treated as long-term capital gain or loss. Capital losses may be deducted in full against capital gains but to only a limited extent against ordinary income. The Company is not entitled to any deduction in connection with the award or exercise of an incentive stock option or a disposition of the shares in the above circumstances. If the employee fails to hold the shares for the required length of time, the employee will be treated as having received compensation in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over their option price, or (ii) the gain realized on the sale of the shares. The compensation recognized is taxable as ordinary income. The Company will be entitled to a tax deduction for the amount of the compensation. Excess gain over the amount treated as compensation is capital gain.

    An employee who is awarded a stock option that is not intended to be an incentive stock option does not recognize taxable income at the time of award, but will recognize compensation income upon exercise of the option. The income recognized in this event is equal to the excess of the fair market value of the share upon the exercise date over the exercise price. Upon disposition of the purchased shares, the employee will recognize a capital gain or loss, equal to the difference in the sale price of the shares and the employee's tax basis in those shares. The tax basis is equal to the exercise price plus the compensation income recognized with respect to those shares. The Company is not entitled to a deduction upon grant of such stock options, but is entitled to a deduction upon the exercise of these options for the amount of compensation income recognized by the employee.

    Incentive Compensation Plan awards of stock options and restricted stock are intended to qualify as deductible, performance-based compensation under Section 162(m). Incentive Compensation Plan awards of cash and stock (unrestricted) are not designed to be deductible to the Company under Section 162(m). As discussed in the "Compensation Committee Report on Executive Compensation,"
Section 162(m) only applies to the Chief Executive Officer and the next four most highly compensated executives.

VOTING AND RECOMMENDATION

    The affirmative vote of the holders of the majority of the shares present in person or represented by Proxy and entitled to vote at the meeting (a quorum being present) is required to adopt the 1997 Incentive Compensation Plan and reserve additional treasury shares for granting of stock options.

    The proposed amended and restated version of the Incentive Compensation Plan, which is a key part of the overall compensation plan to provide incentives for managing for increased shareholder value, is in the best interest of the shareholders. The proposed Incentive Compensation Plan will assist the Company in establishing an effective means of gaining key executives' commitment to increase shareholder value and is a means of recruiting, retaining, and rewarding this critical group.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1997 INCENTIVE COMPENSATION PLAN AND THE SETTING ASIDE OF 3,000,000 ADDITIONAL TREASURY SHARES AVAILABLE FOR GRANTING OF STOCK OPTIONS. SHARES REPRESENTED BY PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 1997. The firm commenced auditing the books of the Company and its predecessor, Electric Boat Company, in 1949.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP. SHARES REPRESENTED BY PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

    The Company has been advised by representatives of (i) the Glenmary Home Missioners, P. O. Box 465618, Cincinnati, Ohio 45246-5618, owners of 200 shares of Common Stock, (ii) the Loretto Literary and Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, and
(iii) the Retirement Plans for the Employees of the Sisters of Mercy Regional Community of

Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, owners of 3,100 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

    Whereas US troops in Panama, Iraq, Somalia, and Haiti lost their lives facing weapons made in the United States or weapons from technology this country furnished others (Congressional Record, July 25, 1996);

    Whereas US government subsidies for arms exports totaled more than $7.6 billion in 1995, covering loans, grants, giveaways, and promotional activities administered by the Pentagon and Departments of Commerce and State (Hartung, Arms Trade Resource Institute, 1995);

    Whereas over the last decade the US has sold $42 billion worth of weapons to 45 of the 50 countries involved in ethnic and territorial conflicts (Hartung, Arms Trade Resource Institute, 1995);

    Resolved: the shareholders request the Board of Directors to provide a comprehensive report on General Dynamic's [sic] foreign military sales. The report, prepared at reasonable cost and available to all shareholders by December, 1997, may omit classified and proprietary information.

SUPPORTING STATEMENT

    Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990's experience, when alliances, governments, and boundaries in large parts of the world are in flux.

    The arms industry claims that foreign military sales protect jobs. But co-production agreements and transfers of technology to foreign companies export jobs. Offset arrangements on major sales often give not only a share of the arms production to foreign companies but also include private side agreements granting commercial concessions. These private offsets, not subject to the scrutiny of Congress, often result in a net loss of US jobs tied to foreign arms sales. We believe such contracts with foreign companies and governments have harsh repercussions on US workers during this time of accelerated downsizing of our workforce, as well as placing US soldiers abroad at greater risk.

    Therefore it is reasonable for shareholders to ask:

    1. That all offset, licensing, and co-production agreements be reported.

    2. The percentage of total sales that is military. The percentage of military sales to the US Armed Forces. The percentage of military sales through the Pentagon to foreign governments. The percentage of military sales to domestic commercial markets and to foreign commercial markets.

    3. Disclosure of Company criteria for military sales for use by others than the U.S. Armed Forces.

    4. Categories of military equipment exported for the past three years.

    5. Detailed reporting of Company position and lobbying efforts for or against legislation establishing a Code of Conduct for US arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means, or ignore international arms-control agreements).

    Corporate lobbying plays a large role in the formation and execution of public policy. It is only prudent for General Dynamics shareholders to seek to understand our Company's economic dependence on foreign military sales as well as its marketing rationale.

    If you agree, please vote FOR this resolution.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    Your Board of Directors believes that this shareholder proposal is contrary to the interests of your Company, its employees, its shareholders, and our country, and recommends that all shareholders vote AGAINST.

    The sponsors of this proposal are members of a group of organizations that has submitted to your Company's shareholders no less than 11 proposals over the last 17 years. Among other things, these proposals included asking your Company to withdraw its bid on the cruise missile and refrain from bidding on any new military systems for three years, a recommendation that your Company exit the nuclear submarine business, a proposal that your Company abandon its military markets by converting facilities to serve unspecified commercial markets, and today's request for extensive reports on military exports. Never has one of their proposals gained ten percent of the vote.

    Insofar as this most recent proposal is concerned, your Board believes that information regarding your Company's military exports is already adequately disclosed in various reports from the Company, the U.S. Defense Department, and the U.S. State Department. In addition, in order to ensure that they are in accordance with, and in furtherance of, our government's foreign policy and our national security, your Company's military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department. It is the belief of our government that the judicious military support of this country's friends and allies has contributed to peace and stability around the world. Finally, we agree to offset and coproduction contract conditions when your Company would otherwise lose business, most often to an overseas competitor. In that regard, your Board is not aware of any coproduction or offset contracts involving your Company which have created a net loss of jobs in the United States.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who are holders of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms.

    Based on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than ten percent of the Common Stock complied with all filing requirements, except for Messrs. Mellor and Trost. Mr. Mellor inadvertently did not file Form 4s with respect to contributions, from the Mellor Family Foundation to charities, which were not reported by the trustee of the Foundation. Mr. Trost inadvertently did not report re-investment of dividends in his account by his broker in 1995.

                          SHAREHOLDER PROPOSALS - 1998
                            MEETING OF SHAREHOLDERS

    Any proposal of a shareholder intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than November 21, 1997, in order to be considered for inclusion in the Proxy Statement and form of proxy for that meeting.

                                 VOTE REQUIRED

    Each shareholder on the Record Date shall have one vote for each share of Common Stock registered in such shareholder's name on the books of the Company on the Record Date. A majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders.

    Abstentions will be counted to determine if a quorum is present, but will not be considered votes cast. Shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

    Brokers or nominees who do not have discretionary power to vote shares held in their name and who have not received instruction from the beneficial owner or other person entitled to vote the shares will nevertheless be entitled to vote those shares for the election of directors and for the selection of the independent auditors under certain circumstances, pursuant to the rules of The New York Stock Exchange, Inc. Consequently, those shares will be voted as indicated by the broker.

    The eight nominees for election to the Board of Directors at the Annual Meeting who receive the greatest number of votes cast for the Directors at the meeting, a quorum being present, shall become Directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, a quorum being present, is required for the approval of the 1997 Incentive Compensation Plan, the selection of auditors, and the adoption of the shareholder proposal.

                             OTHER MATTERS THAT MAY
                            COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the only matters expected to come before the meeting are those set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote Proxies on those matters in accordance with their best judgment.

                    SOLICITATION OF PROXIES AND COST THEREOF

    The Company will bear the cost of soliciting Proxies. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph, or personal interview. In addition, solicitation of brokerage firms, dealers, banks, voting trustees, and their nominees will be made by the means described above by Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, at a cost anticipated by the Company to be $17,000, plus certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees, and other record holders for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

Falls Church, Virginia, March 21, 1997

    GENERAL DYNAMICS CORPORATION WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IS FILED ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR 1996 MAY BE OBTAINED UPON WRITTEN REQUEST TO PAUL A. HESSE, SECRETARY, GENERAL DYNAMICS CORPORATION, 3190 FAIRVIEW PARK DRIVE, FALLS CHURCH, VIRGINIA 22042-4523.

                                                                       EXHIBIT A

                          GENERAL DYNAMICS CORPORATION

                        1997 INCENTIVE COMPENSATION PLAN

    1. Purpose. This plan is an amendment and restatement of the 1988 Incentive Compensation Plan; it is renamed the "1997 Incentive Compensation Plan" and is referred to hereinafter as the "Plan." The purpose of the Plan is to provide General Dynamics Corporation and its subsidiaries (the "Company") with an effective means of attracting, retaining, and motivating officers and other key employees and to provide them with incentives to enhance the growth and profitability of the Company.

    2. Eligibility. Any officer or key employee of the Company in an executive, administrative, professional, scientific, engineering, technical, or advisory capacity is eligible for an award under the Plan.

    3. Committee. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company comprised of two or more members of the Board of Directors, all of whom shall be "non-employee directors." Except as otherwise expressly provided in the Plan, the Committee shall have full power and authority to interpret and administer the Plan, to determine the officers and key employees to receive awards and the amounts and types of the awards, to adopt, amend, and rescind rules and regulations, and to establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration and implementation of the Plan, provided, however, that the Committee may not, after the date of any award, make any changes that would adversely affect the rights of a recipient under any award without the consent of the recipient. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all participants.

    Code Section 162(m) Subcommittee. Notwithstanding the foregoing paragraph, the Plan shall be administered by a subcommittee of the Committee (the "Subcommittee") with respect to persons covered by the deduction limitation of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Subcommittee shall comprise two or more members of the Committee, all of whom shall be "outside directors" as that term is used in Code Section 162(m). With respect to such persons subject to Code Section 162(m), the Subcommittee shall have all of the powers, rights, and duties granted to the Committee under this Plan and each reference to the "Committee" herein shall be deemed to be a reference to the "Subcommittee."

    4. Awards. Awards may be made by the Committee in such amounts as it shall determine in cash, in common stock of the Company ("Common Stock"), in options to purchase Common Stock of the Corporation ("Stock Options"), or in shares of Common Stock subject to certain restrictions ("Restricted Stock"), or any combination thereof. Awards of Stock Options shall be limited to awards for such number of shares as shall be allocated for that purpose by the Board of Directors and approved by the shareholders.

    5. Code Section 162(m) Awards. Awards to persons covered by the deduction limitation of Code Section 162(m), as described by Code Section 162(m)(3), shall be subject to the following additional limitations:

        a. Adjustments. The Subcommittee shall have no discretion to increase an award of Stock Options and/or Restricted Stock once granted, except that adjustments are permitted under Sections 11 and 12 of this Plan to the extent permissible under regulations interpreting Code Section 162(m).

        b. Maximum Awards. Awards of Stock Options and/or Restricted Stock under the Plan shall be limited as follows:

           (1) Awards of Stock Options shall be limited to 250,000 shares awarded to any one individual for any calendar year and shall be issued at fair market value.

           (2) Awards of Restricted Stock shall be limited to 50,000 shares awarded to any one individual for any calendar year. Notwithstanding the foregoing, Restricted Stock granted under the Restricted Stock Performance Formula, described below, shall be limited to an initial grant of 50,000 shares, but shall be adjusted upwards or downwards in accordance with that formula.

        c. Performance Goals. The Subcommittee, in its sole discretion, shall establish performance goals applicable to awards of Restricted Stock in such a manner as shall permit payments with respect thereto to qualify as "performance-based compensation" as described in Code Section 162(m)(4)(C). Such awards shall be based on attainment of, over a specified period of individual performance, specified targets or other parameters relating to one or more of the following business criteria: market price of Common Stock, earnings per share, net profits, total shareholder return, return of shareholders' equity, cash flow, and cumulative return on net assets employed. In addition, awards of Restricted Stock may be based on the Restricted Stock Performance Formula, described below.

    6. Restricted Stock Performance Formula. Awards of Restricted Stock may be granted pursuant to the formula described in this section, referred to herein as the "Restricted Stock Performance Formula." The Committee shall make an initial grant of shares of Restricted Stock (the "Initial Grant"). At the end of a specified performance period (determined by the Committee), the number of shares in the Initial Grant shall be increased or decreased based on the increase or decrease in the value of the Common Stock over the performance period.

    The increase or decrease described in the preceding paragraph shall be determined in the following manner:

       At the end of each performance period, the fair market value (as defined in Section 7 below) of the Common Stock is compared to the fair market value per share on the grant date. That difference is multiplied by the number of shares of Restricted Stock to be earned at the end of each performance period and the resulting product is divided by the fair market value at the end of the performance period. The number of shares of Common Stock so determined is added to (in the case of a higher fair market value) or subtracted from (in the case of a lower fair market value) the number of shares of Restricted Stock to be earned at that time. Once the number of shares of Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of time.

    7. Common Stock. In the case of awards in Common Stock, the number of shares shall be determined by dividing the amount of the award by the average between the highest and lowest quoted selling prices of the Company's Common Stock on the New York Stock Exchange on the date of the award. The average is referred to throughout this Plan as the "fair market value."

    8. Dividend Equivalents and Interest.

        a. Dividends. If any award in Common Stock or Restricted Stock is to be paid on a deferred basis, the recipient may be entitled, on terms and conditions to be established, to receive a payment of, or credit equivalent to, any dividend payable with respect to the number of shares of Common Stock or Restricted Stock which, as of the record date for the dividend, has been awarded or made payable to the recipient but not delivered.

        b. Interest. If any award in cash is to be paid on a deferred basis, the recipient may be entitled, on terms and conditions to be established, to be paid interest on the unpaid amount.

    9. Restricted Stock Awards. Restricted Stock represents awards made in Common Stock in which the shares granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except upon passage of time, or upon satisfaction of other conditions, or both, in every case as provided by the Committee in its sole discretion. The recipient of an award of Restricted Stock shall be entitled to vote the shares awarded and to the payment of dividend equivalents on the shares from the date the award of shares is made; and, in addition, all Special Distributions (as defined in Section 11 hereof) thereon shall be credited to an account similar to the Account described in Section 11. The recipient of an award of Restricted Stock shall have a nonforfeitable interest in amounts credited to such account in proportion to the lapse of restrictions on the Restricted Stock to which such amounts relate. For example, when restrictions lapse on fifty percent (50%) of the Restricted Stock granted in an award, the holder of such Restricted Stock shall have a nonforfeitable interest in fifty percent (50%) of the amount credited to his account which is attributable to such Restricted Stock. The holder of Restricted Stock shall receive a payment in cash of any amount in his account as soon as practicable after the lapse of restrictions relating thereto.

    10. Stock Option Awards.

        a. Available Shares. Shares available for awards of Stock Options under the Plan at the effective date of the restatement of the Plan shall be available for awards of Stock Options under the Plan. Shares available for awards of Stock Options may be authorized but unissued shares or may be treasury shares. If any option awarded under the Plan or any predecessor plan shall expire, terminate, or be canceled for any reason without having been exercised in full, the corresponding number of unpurchased shares which were reserved for issuance upon exercise thereof shall again be available for the purposes of the Plan.

        b. Type of Options. Options shall be in the form of incentive stock options, non-statutory stock options, or both, as the Committee may determine. The term "incentive stock option" means any option, or portion thereof, awarded under the Plan which meets the applicable requirements of
    Section 422 of the Internal Revenue Code, as it may be amended from time to time. The term "non-statutory stock option" means any option, or portion thereof, awarded under the Plan which does not qualify as an incentive stock option.

        c. Incentive Stock Option Limitation. For incentive stock options granted under the Plan, the aggregate fair market value (determined as of the date the option is awarded) of the number of whole shares with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year under all plans of the Company shall not exceed $100,000.

        d. Purchase Price. The purchase price of the Common Stock under each option shall be determined by the Committee, but shall not be less than 100 percent of the fair market value of the Common Stock on the date of the award of the option.

        e. Terms and Conditions. The Committee shall, in its discretion, establish (i) the term of each option, which in the case of incentive stock options shall not be more than ten years, (ii) the terms and conditions upon which and the times when each option shall be exercised, and (iii) the terms and conditions under which options may be exercised after termination of employment for any reason for periods not to exceed three years after termination of employment but not beyond the term established above.

        f. Purchase by Cash or Stock. The purchase price of shares purchased upon the exercise of any stock option shall be paid (i) in full in cash, or
    (ii) in whole or in part (in combination with cash) in full shares of Common Stock owned by the optionee and valued at its fair market value on the date of exercise, all pursuant to procedures approved by the Committee.

        g. Transferability. Options shall not be transferable. During the lifetime of the person to whom an option has been awarded, it may be exercisable only by such person or one acting in his stead or in a representative capacity. Upon or after the death of the person to whom an option is awarded, an option may be exercised by the optionee's legatee or legatees under his last will, or by the option holder's personal representative or distributee's executive, administrator, or personal representative or designee in accordance with the terms of the option.

        h. Option Exchange. Subject to the restrictions of Section 5, the Committee, in its sole discretion, shall have the authority at any time, and from time to time, to enter into option exchanges with one or more or all holders of options awarded under the Plan, upon such terms and conditions as it deems appropriate and advisable. Such terms and conditions need not be uniform among all holders of outstanding options.

    11. Adjustments for Special Distributions. The Committee shall have the authority to change all Stock Options granted under this Plan to adjust equitably the purchase price thereof to reflect a special distribution to shareholders or other extraordinary corporate action involving distributions or payments to shareholders (collectively referred to as "Special Distributions"). In the event of any Special Distribution, the Committee may, to the extent that it determines in its judgment that the adjustment of the purchase price of Stock Options does not fully reflect such Special Distribution, increase the number of shares of Common Stock covered by such Stock Options or cause to be created a Special Distribution account (the "Account") in the name of each individual to whom Stock Options have been granted hereunder (sometimes herein referred to as a "Grantee") to which shall be credited an amount determined by the Committee, or, in the case of non-cash Special Distributions, make appropriate comparable adjustments for or payments to or for the benefit of the Grantee. Amounts credited to the Account in accordance with the preceding rules shall be credited with interest, accrued monthly, at an annual rate equal to the higher of Moody's Corporate Bond Yield Average or the prime rate in effect from time to time, and such interest shall be credited in accordance with rules to be established by the Committee. Notwithstanding the foregoing, at no time shall the Committee permit the amount credited to the Grantee's Account to exceed ninety percent (90%) of the purchase price of the

Grantee's outstanding Stock Options to which such amount relates. To the extent that any credit would cause the Account to exceed that limitation, such excess shall be distributed to the Grantee in cash.

    Amounts credited to the Grantee's Account shall be paid to the Grantee or, if the Grantee is deceased, his or her beneficiary at the time that the options to which it relates are exercised or expire, whichever occurs first.

    The Account shall for all purposes be deemed to be an unfunded promise to pay money in the future in certain specified circumstances. As to amounts credited to the Account, a Grantee shall have no rights greater than the rights of a general unsecured creditor of the Company, and amounts credited to the Grantee's Account shall not be assignable or transferable other than by will or the laws of descent and distribution, and such amounts shall not be subject to the claims of the Grantee's creditors.

    12. Adjustments and Reorganizations. The Committee may make such adjustments to awards granted under the Plan (including the terms, exercise price, and otherwise) as it deems appropriate in the event of changes that impact the Company, the Company's share price, or share status.

    In the event of any merger, reorganization, consolidation, change of control, recapitalization, separation, liquidation, stock dividend, stock split, extraordinary dividend, spin-off, split-up, rights offering, share combination, or other change in the corporate structure of the Company affecting the Common Stock, the number and kind of shares that may be delivered under the Plan shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all participants.

    In the preceding paragraph, "change of control" means any of the following events:

        a. An acquisition (other than directly from the Company) of any voting securities of the Company by any person who previously was the beneficial owner of less than ten percent of the combined voting power of the Company's outstanding voting securities and who immediately after such acquisition is the beneficial owner of 30 percent or more of the combined voting power of the Company's then outstanding voting securities; provided that, in determining whether a change of control has occurred, voting securities which are acquired by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any subsidiary of the Company,
    (ii) the Company or any subsidiary of the Company, or (iii) any person in connection with a Non-Control Transaction (as hereinafter defined), will not constitute an acquisition which results in a change of control;

        b. Approval by stockholders of the Company of:

           (1) a merger, consolidation, or reorganization involving the Company, unless:

              (A) the stockholders of the Company immediately before such merger, consolidation, or reorganization will own, directly or indirectly, immediately following such merger, consolidation, or reorganization, at least 51 percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such merger, consolidation, or reorganization; and

              (B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute a majority of the members of the Board of Directors of the Surviving Company; and

              (C) no person (other than the Company, any subsidiary of the Company, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company, any subsidiary of the Surviving Company, or any person who, immediately prior to such merger, consolidation, or reorganization, was the beneficial owner of 20 percent or more of the then outstanding voting securities of the Company) is the beneficial owner of 20 percent or more of the combined voting power of the Surviving Company's then outstanding voting securities;

              (D) a transaction described in clauses (A) through (C) above is referred to herein as a "Non-Control Transaction;"

           (2) the complete liquidation or dissolution of the Company; or

           (3) an agreement for sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

        c. Notwithstanding the foregoing, a change of control will not be deemed to occur solely because any person (a "Subject Person") acquires beneficial ownership of more than the permitted amount of the outstanding voting securities of the Company as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a change of control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a change of control will be deemed to have occurred.

    13. Tax Withholding. The Company shall have the right to (i) make deductions from any settlement of an award under the Plan, including the delivery or vesting of shares, or require shares or cash or both be withheld from any award, in each case in an amount sufficient to satisfy withholding of any federal, state, or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the fair market value of any such shares of Common Stock, as of the appropriate time of each award.

    14. Expenses. The expenses of administering the Plan shall be borne by the Company.

    15. Amendments. The Board of Directors of the Company shall have complete power and authority to amend the Plan, provided that the Board of Directors shall not, without shareholder approval, adopt any amendment which would (a) increase the number of shares for which options may be awarded under the Plan,
(b) modify the class of employees eligible to receive awards, (c) extend the period during which incentive stock options may be awarded, or (d) materially increase the benefits of employees receiving awards under the Plan. No amendment to the Plan may, without the consent of the individual to whom the award shall theretofore have been awarded, adversely affect the rights of an individual under the award.

    16. Effective Date of the Plan. The Plan shall become effective on its adoption by the Board of Directors of the Company on February 5, 1997, subject to approval at the 1997 Annual Meeting of Shareholders.

    17. Termination. The Board of Directors of the Company may terminate the Plan or any part thereof at any time, provided that no termination may, without the consent of the individual to whom any award shall theretofore have been made, adversely affect the rights of an individual under the award.

    18. Other Actions. Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company
(a) to award options for proper corporate purposes otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association.

P                        GENERAL DYNAMICS CORPORATION

R           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 1997

O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF THE CORPORATION.
X

Y               The undersigned hereby appoints JAMES R. MELLOR, NICHOLAS D.
         CHABRAJA, and PAUL A. HESSE, and each of them, as proxy or proxies, with power of substitution, to vote all shares of Common Stock of GENERAL DYNAMICS CORPORATION which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.


         Nominees:  F.C. Carlucci, N.D. Chabraja,
                    J.S. Crown, L. Crown, C.H. Goodman,
                    J.R. Mellor, G.R. Sullivan, C.A.H. Trost
                                                                 --------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 --------------


--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -



                            [GENERAL DYNAMICS LOGO]

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS                                           3515
     EXAMPLE

        On any other matters that may come before the meeting, this proxy will be voted in the discretion of the proxies named on the face of this card. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2 and Item 3, and AGAINST Item 4.

         The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.
--------------------------------------------------------------------------------

                                        FOR                WITHHELD
1. Election of
   Directors                            / /                 / /
   (See reverse)

For all nominees listed on reverse except:


------------------------------------------------------
                                        FOR    AGAINST     ABSTAIN
2. Proposal to approve
   the Corporation's                   / /      / /        / /
   1997 Incentive
   Compensation Plan
   and set aside additional treasury shares for the granting of options.


                                        FOR    AGAINST     ABSTAIN
3. Selection of Arthur Andersen LLP
   as independent auditors.             / /      / /        / /



The Board of Directors Recommends a Vote AGAINST Item. 4.
---------------------------------------------------------
                                        FOR    AGAINST     ABSTAIN
4. The Shareholder Proposal with
   regard to foreign military sales.    / /      / /        / /



SIGNATURE(S)                                               DATE
            ----------------------------------------------     --------------

                                        I WILL ATTEND THE MEETING AND    / /
                                        REQUEST AN ADMISSION CARD.

  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.


--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -



                            [GENERAL DYNAMICS LOGO]



                            DIRECT DEPOSIT NOTICE

General Dynamics Corporation and First Chicago Trust Company of New York are pleased to offer you the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.





                     A NEW TOLL-FREE TELEPHONE NUMBER FOR
                SHAREHOLDERS OF GENERAL DYDNAMICIS CORPORATION



          Telephone inquiries regarding your stock should be made to
            First Chicago Trust Company's new automated Toll-Free
                        Telephone Response Center at:


                                1-800-519-3111